UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2008

NOVA BIOSOURCE FUELS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-32531	91-2028450
(State or other	(Commission File Number)	(I.R.S. Employer
Jurisdiction		Identification Number)
of incorporation)

363 North Sam Houston Parkway East, Suite 630, Houston, Texas 77060

(Address of Principal Executive Offices)

713-869-6682

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

As previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 2, 2008, on December 26, 2007, Nova Biofuels Seneca, LLC (“Nova Biofuels Seneca”), a subsidiary of Nova Biosource Fuels, Inc. (the “Company”), entered into the $41 million senior secured construction, term and working capital credit facility (the “Credit Facility”) among Nova Biofuels Seneca, the Lenders party thereto, WestLB AG, New York Branch, as administrative agent for the Lenders, WestLB AG, New York Branch, as Issuing Bank with respect to the Letters of Credit, WestLB AG, New York Branch, as collateral agent for the Senior Secured Parties, WestLB AG, New York Branch, as lead arranger and sole bookrunner, and Sterling Bank, a Texas banking corporation, as accounts bank, in connection with the development, construction, installation, engineering, procurement, design, testing, start-up, operation and maintenance of Nova Biofuels Seneca’s 60 million gallon per year biodiesel refinery located in Seneca, Illinois.

On May 7, 2008, Nova Biofuels Seneca borrowed an aggregate amount of approximately $6.3 million under the Credit Facility for the payment of project costs and other related fees and expenses.  This third draw took the form of a base rate loan at an interest rate of 8% per annum.  The other terms of payment, events of default and other terms and conditions were previously described in the Form 8-K filed on January 2, 2008.  After taking into account this borrowing under the Credit Facility, the first borrowing completed on February 27, 2008 and the second borrowing completed on March 19, 2008, cumulative borrowings total approximately $28.9 million.  Nova Biofuels Seneca has remaining available capacity of $7.1 million of construction and term loans and $5.0 million of working capital loans and letters of credit.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVA BIOSOURCE FUELS, INC.

	By:	/s/ Kenneth T. Hern
Kenneth T. Hern
Chairman and Chief Executive Officer

Date: May 12, 2008